Exhibit 99.1

Acquisition and Positive Revisions Drive Substantial Increase in Evolution Petroleum’s Proved Reserves for Fiscal Year-End 2021

HOUSTON, TX / ACCESSWIRE / August 16, 2021 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") today announced its reserves as determined by its independent reserve engineer, DeGolyer & MacNaughton, for the fiscal year ended June 30, 2021.

Highlights:
•Diversified its portfolio through the acquisition of long-life producing assets in the Barnett Shale adding 13.1 million barrels of oil equivalent (“MMBOE”) to its reserves
•Substantially increased fiscal year-end proved reserves to 23.4 MMBOE from 10.2 MMBOE at fiscal year-end 2020
•Positive reserve revisions net of production due primarily to the return to service of the Delhi CO2 supply line and well reactivations at Hamilton Dome
•Reserves based on trailing twelve-month commodity prices that are substantially below current prices

Jason Brown, President and Chief Executive Officer, commented, “We were pleased to more than double our fiscal 2021 year-end proved reserves with the acquisition of a non-operated ownership interest in Barnett Shale natural gas assets in May 2021. The associated proved developed producing (PDP) reserves are anchored by a low annual decline of less than 10% and include potential upside through workover opportunities. The acquisition of the Barnett Shale assets helped to diversify our production mix to include natural gas with favorable access to the Gulf Coast markets that offer premium pricing. Additionally, we had positive reserve revisions this year at Delhi and Hamilton Dome, further demonstrating the strength and value of our existing long-life producing assets. We were encouraged by the return to service of the CO2 supply line to Delhi in late 2020 that will allow resumption of normal injection levels and provide meaningful reservoir pressure support for the continued recovery and development of the field’s long-life reserves. At Hamilton Dome, the operator was able to return substantially all of the wells shut-in due to the dramatic price drop caused by the pandemic, adding to production and extending the life of the field. Hamilton Dome reserves were also revised upward due to improved year-over-year pricing. We look forward to continuing to benefit from the improved price environment as we evaluate and execute additional opportunities to further grow our asset base and reserves.”

	As of June 30, 2021
	Oil	NGL	Natural Gas	Equivalent
	MBO	MBL	MMcf	MBOE*

Proved Developed Producing	6,815	6,663	48,571	21,573	92%
Proved Undeveloped	1,605	209	—	1,814	8%
Total Proved	8,420	6,872	48,571	23,387	100%

Probable Developed Producing	2,052	743	—	2,795	85%
Probable Undeveloped	489	—	—	489	15%
Total Probable**	2,541	743	—	3,284	100%

Possible Developed Producing	2,251	314	—	2,565	91%
Possible Undeveloped	255	—	—	255	9%
Total Possible**	2,506	314	—	2,820	100%

* Equivalent reserves based on a ratio of 6 Mcf of natural gas to 1 Bbl of oil.
** Read the section captioned “Cautionary Statement” later in this release addressing reserves.

Proved Reserves

The Company’s year ended June 30, 2021 SEC proved reserves were 23.4 MMBOE, up from 10.2 MMBOE at year ended June 30, 2020. Although both Delhi and Hamilton Dome had positive revisions net of production, the majority of the increase was due to the acquisition of non-operated interests in the Barnett Shale in May 2021 that added 48.6 Bcf of natural gas, 4.9 MMBL of natural gas liquids, and 0.1 MMBO of oil proved reserves (13.1 MMBOE).

The SEC pricing (twelve-month first day of the month average realized prices) used in the report for the year ended June 30, 2021 was $49.72 per barrel of oil and $2.46 per MCF of natural gas. For fiscal year ended June 30, 2020, SEC average realized prices were $47.37 per barrel of oil and $2.12 per MCF of natural gas.

Approximately 65% of year ended June 30, 2021 SEC proved reserves were liquids (36% crude oil and 29% NGLs) and 35% natural gas. At fiscal year-end, approximately 92% of proved reserves were classified as proved developed producing and 8% as proved undeveloped.

Probable and Possible Reserves

The probable and possible reserves are categories that represent potential recoveries from the CO2 flood developed in the Delhi Field greater than those included in the proved reserves. Consequently, while the probable and possible reserves are 85% and 91% developed, respectively, and require de minimis capital expenditures, they remain less certain of attainment and have more risk of recovery than proved reserves and should not be aggregated with other categories. These categories of reserves reflect the incremental reserves associated with different engineering assumptions with respect to the percentage of original oil in place that can be recovered through CO2 enhanced oil recovery. Probable and possible reserves decreased approximately 1% and 8%, respectively, from the prior year primarily due to the movement of probable and possible reserves to the proved reserves category as a result of a positive change to the proved reserves life at Delhi.

Investor Conference Presentation

Evolution today announced that the Company will participate in EnerCom’s The Oil & Gas Conference in Denver, Colorado on August 17, 2021. The Company’s presentation will be webcasted and is scheduled to be available at 11:40 am Eastern (10:40 a.m. Central) on August 17, 2021. The presentation can be accessed through the EnerCom conference portal for registered participants at https://www.theoilandgasconference.com, or in the investor relations section of the Company's website: http://www.EvolutionPetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and natural gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and natural gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and natural gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement, and other exploitation efforts on its properties. Our largest assets are our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi Field, our interest in a secondary recovery project in Wyoming's Hamilton Dome Field, and our recently acquired interest in the Barnett Shale in Texas. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.EvolutionPetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Our reserves as of June 30, 2021 were estimated by DeGolyer & MacNaughton, a global independent reservoir engineering firm. All reserve estimates are continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors. The SEC's current rules allow oil and gas companies to disclose not only proved reserves, but also probable and possible reserves that meet the SEC's definitions of such terms. Estimates of probable and possible reserves by their nature are much more speculative than estimates of proved reserves. These non-proved reserve categories are subject to greater uncertainties and the likelihood of recovering those reserves is subject to substantially greater risk. When estimating the amount of oil and natural gas liquids recoverable from a particular reservoir, probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered, generally described as having a 50% probability of recovery. Possible reserves are even less certain and generally require only a 10% or greater probability of being recovered. These three reserve categories have not been adjusted to different levels of recovery risk among these categories and are therefore not comparable and are not meaningfully combined.

Company Contacts:
Jason Brown, President & CEO
JBrown@evolutionpetroleum.com
(713) 935-0122

Ryan Stash, SVP & CFO
RStash@evolutionpetroleum.com
(713) 935-0122